Exhibit 10.4

AMENDED AND RESTATED
PROMISSORY NOTE

US$808,600	April 11, 2003
New York, NY

FOR VALUE RECEIVED, on the Maturity Date (as defined below), IQI, Inc., a New York corporation (“Maker” and also sometimes referred to herein as the “Company”), promises to pay to the order of Edward Blank (“Holder”), at 435 East 87th Street, New York, New York  10010, or at such other place as the Holder may from time to time designate in writing, the principal sum of Eight Hundred Eight Thousand Six Hundred Dollars ($808,600), plus interest on the principal balance thereof from time to time outstanding under this promissory note (the “Note”; this Note together with the other 12% subordinated promissory note issued by the Borrower on the date hereof to The Edward Blank 1995 Grantor Retained Annuity Trust being collectively referred to as the “12% Notes”), at the rate and upon the terms set forth below.

1.                                       Interest.  Commencing on the date hereof and continuing until repayment in full, interest shall accrue on the principal balance outstanding hereunder at a rate equal to twelve percent (12.00%) per annum. Interest shall be computed on the basis of a three hundred sixty (360) day year counting the number of actual days elapsed.

2.                                       Payments and Maturity.  Subject to the provisions of Sections 4 and 5 hereof, the unpaid principal sum, together with interest thereon at the rate provided above, shall be payable as follows:

(a)                                  Interest only on the unpaid principal sum shall be due and payable semi-annually, on each January 31 and July 31 commencing on July 31, 2003; and

(b)                                 Unless the Company elects to prepay pursuant to Section 3(a) hereof, or unless the Company is required to prepay pursuant to Section 3(b) hereof, the unpaid principal sum, together with interest accrued and unpaid thereon, shall be due and payable at 10:00 a.m., New York time, on the Maturity Date.  As used herein, the term “Maturity Date” shall mean April 17, 2004; provided, however, that if the Senior Indebtedness (as defined below) shall not have been paid in full on or before April 15, 2004, then the Maturity Date shall mean July 16, 2004.

3.                                       Prepayment.

(a)                                  Subject to the provisions of Section 4, this Amended and Restated Promissory Note (this “Note”) may be prepaid in whole or in part at any time without notice, premium or penalty.  The Maker shall give the Holder of this Note at least thirty days prior written notice of any prepayment under this Section 3(a).  Subject to the provisions of Section 4 hereof, the amount of any partial prepayment shall first be applied to accrued but unpaid interest owing on this Note and then to the unpaid principal balance hereof.

(b)                                 This Note shall automatically become due and payable on the day that: (i) the Company consummates its initial public offering pursuant to a registration statement declared effective by the Securities and Exchange Commission of common stock (the “IPO”), or (ii) the date of effectiveness of a “Company Sale”, provided, that the maturity date of the Senior Indebtedness has not (on or prior to the date of the IPO or Company Sale) been accelerated, in which case such payment of this Note shall be subject to Section 4.  A “Company Sale” shall be defined as any of (A) any sale, assignment, conveyance, transfer, lease or other disposition, in one or a series of transactions, of all or substantially all of the assets of the Company or Aegis Communications Group, Inc., a Delaware corporation (“Aegis”), to any person, or group of related persons other than to an “Affiliate” (as such term is defined in the Stock Purchase Agreement dated October 24, 1996 by and among the Maker, the Holder and various other parties) of the Company or Aegis; (B) any consolidation, merger, recapitalization, or share exchange of the Company or Aegis in which the holders of voting stock of the Company or Aegis, respectively, immediately before the merger, consolidation, recapitalization, or share exchange will not own 50% or more of the voting shares of the continuing or surviving corporation or other entity (whether or not the Company or Aegis) immediately after such consolidation, merger, recapitalization, or share exchange; or (C) any sale or other disposition of voting stock of the Company or Aegis representing 50% or more of the total voting power of the Company’s or Aegis’ outstanding capital stock in one or a series of related transactions to any person, or group of related persons, other than to Holder and Thayer Capital Partners or any of their other respective affiliates.  The Maker shall give the Holder at least 10 days prior written notice of the proposed consummation of any Company Sale.

4.                                       Subordination of Note.

(a)                                  The Maker hereof agrees and the Holder by its acceptance of this Note likewise agrees that the indebtedness represented by this Note (the “Subordinated Indebtedness”) shall be subordinate pursuant to the terms of this Note to the prior payment in full of all indebtedness, obligations and liabilities of the Maker to the Lenders, the Issuers and the Agents parties to (and as such terms are defined in) that certain Fourth Amended and Restated Credit Agreement, dated as of April 11, 2003, as amended or otherwise modified from time to time (the “Credit Agreement”) among the Maker, Aegis, the various financial institutions as are or may from time to time become parties thereto (collectively, the “Lenders”) and The Bank of Nova Scotia as the “Documentation Agent”, the “Syndication Agent” and as the “Administrative Agent” (in such capacity, the “Administrative Agent”) for the Lenders, arising out of or in connection with the Credit Agreement (providing for a Revolving Loan Commitment Amount of $19,000,000), the Notes and/or any of the other Loan Documents, as such capitalized terms are defined in the Credit Agreement, in each case as the same may be modified, renewed, extended, refunded, refinanced, replaced (through new loan or security agreements or otherwise), increased or decreased from time to time (provided that the subordination provisions provided hereunder shall not be effective in the event of any increase in the Lenders’ Commitments, as defined in the Credit Agreement, to an aggregate amount in excess of 111.7% of the Lenders’ Commitments under the Credit Agreement as initially executed, as such Lenders’ Commitments may be reduced subsequently on account of permanent reductions made with respect to the Revolving Loan Commitment Amount (as defined in the Credit Agreement)), including, without limitation, as to all indebtedness, obligations and liabilities described in the foregoing, all principal, interest (including any interest accruing subsequent to the date of, or which would accrue but for, a filing or a petition or other action commencing bankruptcy, insolvency or similar proceedings with respect to the Maker, whether or not permitted as an enforceable claim against the Maker pursuant to applicable bankruptcy, insolvency or reorganization laws), and commitment, agency, facility, structuring, restructuring and other fees payable in connection therewith, together with any and all other expenses, indemnities or amounts payable in connection therewith, including all expenses incurred by the Lender Parties (as defined below) in collecting all or any of the above or enforcing any rights under the Credit Agreement, the Notes, each other Loan Document, or any other agreement contemplated thereby (said indebtedness, obligations and liabilities of the Maker referred to above being hereinafter collectively referred to as the “Senior Indebtedness”; the Credit Agreement, the Notes and the other Loan Documents being collectively referred to herein as the “Senior Debt Documents:” and the Lenders, the Issuers and the Agents being collectively referred to herein as the “Lender Parties”).  As used in this Note, the phrases “payment in full” and “paid in full” shall mean the payment in full in cash of such amount or obligations.  To the extent any payment in respect of the Senior Indebtedness (whether by or on behalf of the Maker, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar persons under the bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.  To the extent  the obligation to repay any Senior Indebtedness is declared to be fraudulent, invalid, or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligations so declared fraudulent, invalid, or otherwise set aside (and all other amounts that would come due with respect thereto had such obligations not been affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness for all purposes hereof as if such declaration, invalidity or setting aside had not occurred.

Except with respect to the payment of accrued interest on the Note in accordance with the provisions of Section 2 hereof, except as otherwise expressly provided below, all Senior Indebtedness shall be paid in full and any commitments under the Senior Debt Documents to extend credit shall be terminated before any payment of principal or interest may be made on the Subordinated Indebtedness.

(b)                                 Upon (i) any acceleration of the maturity of the Senior Indebtedness, (ii) any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the property, assets or business of the Maker upon any dissolution, winding up, liquidation, or reorganization of the Maker, whether in bankruptcy, insolvency, receivership, reorganization, or other similar proceeding or upon an assignment for the benefit of creditors, any other marshaling of the assets and liabilities of the Maker or any proceeding by or against the Maker for any relief under any bankruptcy, reorganization or insolvency law or laws relating to the relief of debtors, readjustment of indebtedness or reorganization, or otherwise (all or any of the foregoing in this subsection (b)(ii) being referred to as a “Bankruptcy Event”) or (iii) the occurrence of a default in the payment of any principal or interest due under the Credit Agreement (after the giving of any required notice and the lapse of any applicable grace period in accordance with the terms of the Credit Agreement, a “Payment Default”), which is not waived by the Lender Parties, and which entitles the Lender Parties to accelerate the maturity of the Senior Indebtedness (each such event in (i), (ii) and (iii) being referred to as a “Subordination Event”) and until such Subordination Event is rescinded, waived or otherwise cured:  (A) the Lender Parties shall first be entitled to receive payment in full of the Senior Indebtedness, or provision shall be made for such payment in cash, before the Holder is entitled to receive any payment on account of any principal or interest owing on this Note; and (B) any payment by, or distribution of assets of, the Maker of any kind or character, whether in cash, property or securities, to which the Holder would be entitled except for the provisions hereof shall be paid or delivered by the person making such payment or distribution (whether a trustee in bankruptcy, a receiver or liquidating trustee, or otherwise) directly to the Administrative Agent on behalf of the Lender Parties to the extent necessary to make payment in full of the Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the Lender Parties, and the Holder shall not receive any such payment or distribution or any benefit therefrom until the Senior Indebtedness shall have been paid in full and satisfied; provided, however, that at such time as an acceleration of maturity or Payment Default described in clauses (i) or (iii) above is rescinded, cured or waived, then the provisions of this subsection (b) shall no longer be effective with respect to the event or occurrence which gave rise to such Subordination Event, and subject to subsection (c) below, the Maker shall resume making any and all payments of interest and principal on this Note, including any missed payments.

(c)                                  Upon the occurrence of an Event of Default (as defined in the Credit Agreement) which is neither a Payment Default or a Subordination Event and which is not waived by the Lender Parties (a “Non-Payment Default”) and which would entitle the Lender Parties to accelerate the maturity of the Senior Indebtedness (such event being referred to as a “Payment Blockage Event”), no payment of principal or interest shall be made on this Note and no distribution of the assets of Maker of any kind or character to which the Holder would be entitled except for the provisions hereof shall be paid or delivered for a period (a “Payment Blockage Period”) commencing on the date of the receipt by the Maker from the Administrative Agent (a copy of which the Maker agrees to give promptly and in any event no later than three days following the Maker’s receipt thereof to the Holder) of written notice of such Payment Blockage Event and ending on the earliest of (i) 179 days after such receipt by the Maker of such notice of the Payment Blockage Event, (ii) the date that the applicable Payment Blockage Event is waived by the Administrative Agent on behalf of the Lender Parties, cured or ceases to exist or (iii) the date that such Payment Blockage Period shall have been terminated by written notice to the Maker from the Administrative Agent, a copy of which the Maker agrees to give promptly and in no event later than three days following Maker’s receipt thereof to the Holder, in each case after which the Maker shall resume making any and all payments due under this Note in accordance with the provisions of Section 2 hereof, including any payments missed during the Payment Blockage Period.  If a Payment Blockage Period is commenced (an “Initial Blockage Period”), additional Payment Blockage Periods may be commenced during the Initial Blockage Period, provided that no such additional Payment Blockage Period shall extend beyond the expiration of the Initial Blockage Period.  After the expiration of an Initial Blockage Period, no subsequent Payment Blockage Period may be commenced, until at least 90 consecutive days shall have elapsed from the last day of the Initial Blockage Period, even if a Payment Blockage Event shall occur during such 90-day period.

(d)                                 So long as any of the Senior Indebtedness shall remain outstanding or any Commitments under the Senior Debt Documents shall be in effect, the Holder shall not (i) challenge the legality, the validity, enforceability or priority of the Senior Indebtedness or the legality, validity, enforceability, perfection or priority of the liens granted pursuant to any of the Senior Debt Documents or the rights of the Lender Parties under any of the Senior Debt Documents; (ii) except as provided in Section 5 hereof, exercise any remedy or commence, prosecute or participate in any action, whether private, judicial, equitable, administrative or otherwise, including without limitation any bankruptcy case, against the Maker or any of its assets to enforce any right under and in respect to the Subordinated Indebtedness; or (iii) except as provided in Section 5 hereof, have any right to accelerate the maturity of, or institute any proceedings to enforce, any indebtedness evidenced by this Note or otherwise take any action to collect or seek enforcement of payment of the Subordinated Indebtedness or otherwise attempt to recover payment of the Subordinated Indebtedness.

(e)                                  Should any payment of any part of the Subordinated Indebtedness be received by Holder in violation of the provisions of this Section 4, such payment shall be delivered forthwith to the Administrative Agent on behalf of the Lender Parties by the Holder for application to the Senior Indebtedness in the form received except for the addition of any endorsement or assignment necessary to effect the transfer of all rights therein to the Administrative Agent on behalf of the Lender Parties.  The Administrative Agent is irrevocably authorized to supply any required endorsement or assignment which may have been omitted.  Until such delivery, any such payment or collateral shall be held by the Holder in trust for the Administrative Agent on behalf of the Lender Parties and shall not be commingled with other funds or property of the Holder.  The Holder further agrees not to sell, assign, transfer, or endorse his claim or claims under the Subordinated Indebtedness, no matter how evidenced, to anyone without obtaining such transferee’s consent to be bound by the provisions, of this Section 4.

(f)                                    The Holder agrees and consents that the Administrative Agent and the Lender Parties shall have uncontrolled power and discretion, without notice to the Holder, to deal in any manner with the Senior Indebtedness and with all principal, interest, late charges, costs, and expenses payable by, or the liability of the Maker as borrower under the Senior Debt Documents in such capacity (the “Borrower”) or any other obligor in respect of the Senior Indebtedness and the Senior Debt Documents (such obligors, together with the Borrower being referred to herein individually as an “Obligor”, and, collectively, as the “Obligors”) to such Lender Parties arising therefrom, and with any security and guarantees therefor, including, but not by way of limitation, any release, surrender, extension, renewal, acceleration, compromise, or substitution.

(g)                                 This Section 4 shall continue in full force and effect until the Senior Indebtedness is paid in full and any Commitments under the Senior Debt Documents to extend credit are terminated or expire.  The Lender Parties may continue, without notice to the Holder, to extend Senior Indebtedness on the faith of this Section 4 until the payment in full of all Senior Indebtedness and the termination of all Commitments under the Senior Debt Documents.

(h)                                 Subject to (and not until) the payment in full of all the Senior Indebtedness, the Holder shall be subrogated to the rights of the Lender Parties to receive payments or distributions of assets of the Borrower made on the Senior Indebtedness until the principal of and interest on this Note shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to or for the benefit of the Lender Parties of any cash, property or securities to which the Holder would be entitled except for the provisions of this Section 4 shall, as between the Borrower, its creditors other than the Lender Parties and the Holder, be deemed to be a payment by the Borrower to or on account of Senior Indebtedness, it being understood that these provisions are and are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Lender Parties and their representatives on the other hand.

(i)                                     The Holder acknowledges and agrees that the Lender Parties will be entering into the Credit Agreement and the other Senior Debt Documents in reliance upon the subordination provided for herein, and that the Lender Parties will continue to rely upon such provisions in extending credit to the Borrower.  In furtherance of the foregoing, the Holder hereby waives notice of or proof of reliance hereon and protest, demand for payment and notice of default.

(j)                                     No present or future Lender Parties shall be prejudiced in their right to enforce the subordination contained herein in accordance with the terms hereof by any act or failure to act on the part of the Borrower.

(k)                                  Nothing in this Section 4 is intended as between the Maker and the Holder to impair in any way the obligation of the Maker to pay all amounts due hereunder in accordance with the other provisions of this Note and to perform and comply in all respects with all of its other obligations under this Note in a timely manner.

5.                                       Holder’s Rights.

(a)                                  If (i) all the Senior Indebtedness shall have become or be declared to be immediately due and payable, or (ii) the Maker shall default in the payment of any interest payable under this Note when due, and if any Senior Indebtedness is outstanding or any Commitments under the Senior Debt are in effect and such default shall continue unremedied for a period of six months, then, and in any such event, but subject to the provisions of Section 4, the holders of 66-2/3% of the aggregate principal amount of the 12% Notes then outstanding may at their option, by the delivery of written notice to the Maker and the Administrative Agent, declare the 12% Notes to be due and payable, whereupon (subject to the next two sentences) the unpaid principal amount of and accrued interest on and all other amounts owing under the 12% Notes shall forthwith mature and become due and payable, all without presentment, demand, protest or other notice, all of which are hereby expressly waived.  If payment of the Note is accelerated in accordance with the foregoing, the Maker shall promptly notify the Administrative Agent of the acceleration.  If any Senior Indebtedness is outstanding or any Commitments under the Senior Debt Documents are in effect, neither the Maker nor any other person may pay the 12% Notes until 15 days after the Administrative Agent has received notice of such acceleration and, in any event, may pay the 12% Notes only if such payments are otherwise permitted pursuant to Section 4 at such time.

(b)                                 At any time after this Note is declared due and payable, as provided above, the holders of 66-2/3% of the aggregate principal amount of the 12% Notes then outstanding, by written notice to the Maker, may rescind and annul any such declaration in respect of the 12% Notes and its consequences if (x) the Maker has paid all overdue interest on the 12% Notes, and (y) all Sub Debt Events of Default, other than non-payment of amounts which have become due solely by reason of such declaration, have been cured or waived by such holders; provided, that no such rescission and annulment shall extend to or affect any subsequent Sub Debt Event of Default or impair any right consequent thereon.

(c)                                  Upon the occurrence of (i) a Company Sale, (ii) an IPO or (iii) the Maturity Date, the Maker shall repay in full the principal amount of the Subordinated Indebtedness, together with all accrued interest thereon, and notwithstanding that any Senior Indebtedness is outstanding on such repayment date, or that any Commitments under the Senior Debt Documents are in effect on such repayment date, and notwithstanding the provisions of Section 4, such repayment shall be made unless (x) a Bankruptcy Event has occurred or (y) the maturity of the Senior Indebtedness has been accelerated, in either of which case, any and all such repayments shall be subject to Section 4.

6.                                       Unsecured Note.  This Note is not secured by a security interest in any assets.

7.                                       Default Rate.  After the occurrence and during the continuance of a Sub Debt Event of Default (as defined below), in addition to all other rights and remedies, the outstanding principal balance of this Note (and to the extent permitted by applicable law, all unpaid interest) shall bear interest at a rate equal to fifteen percent (15%) per annum, or such lesser rate which is the maximum rate of interest permitted by law. A “Sub Debt Event of Default” shall occur if:

(a)                                  default shall be made in the payment of any amount of interest on this Note when due (without giving effect to any grace period) and such default shall continue for a period of five days after the Holder shall have sent the Maker written notice of such default; or

(b)                                 default shall be made in the payment of any amount of principal due under this Note, when due; or

(c)                                  a Subordination Event shall have occurred and be continuing; or

(d)                                 the Maker shall apply for or consent to the appointment of a custodian, receiver, trustee or liquidator, or other court-appointed fiduciary of all or a substantial part of its properties; or such a custodian, receiver, trustee or liquidator or other court-appointed fiduciary shall be appointed with or without the consent of the Maker; or the Maker is generally not paying its debts as they become due by means of available assets or is insolvent, or makes a general assignment for the benefits of creditors; or the Maker files a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or arrangement with creditors or seeking to take advantage or any insolvency law, or an answer admitting the material allegations of a petition in any bankruptcy, reorganization or insolvency proceeding or has taken action for the purpose of effecting any of the foregoing; or within 60 days after the commencement of any proceeding against the Maker seeking any reorganization, rehabilitation, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the U.S. Bankruptcy Code or any comparable state law or any successor law or the appointment of any trustee, receiver, custodian, liquidator, or other court-appointed fiduciary of the Maker or of all or any substantial part of its properties, such order or appointment shall not have been vacated or stayed on appeal or otherwise or if, within 60 days after the expiration of any such stay, such order or appointment shall not have been vacated.

8.                                       Collection Costs.  The Maker shall pay the Holder the reasonable attorneys’ fees and costs incurred to collect the unpaid principal balance and interest owing on this Note and otherwise to enforce the Holder’s rights and remedies under this Note.

9.                                       Modifications; Waivers.  Subject to subsection (b) below, (a)  this Note may not be amended, modified, extended, discharged or waived orally or by course of conduct, except by an agreement in writing, signed by the party against whom enforcement of any amendment, modification, extension, discharge, or waiver is sought.  A waiver of any provision of this Note or of any breach thereof shall not be deemed or construed as a general waiver of such provision or any other provision hereof or of any rights hereunder.  No failure or delay in exercising any right or remedy hereunder operates as a waiver thereof.  No single or partial exercise of any right or remedy hereunder precludes any other or further exercise of any right or remedy hereunder and the exercise of any right or remedy hereunder does not preclude the simultaneous or later exercise of any other rights or remedies available at law or in equity.

(b)                                 Notwithstanding anything to the contrary herein, each of the parties hereto acknowledges and agrees that certain of the provisions contained herein (including the subordination provisions of Section 4 hereof) are solely for the benefit of the Lender Parties and their representatives, assignees and beneficiaries, and this Note may not be rescinded, cancelled, amended or modified in any way, and this Note may not be assigned, sold, pledged as security or otherwise transferred nor may any provision of this Note be waived or changed, nor may the indebtedness evidenced hereby be cancelled, compromised or discharged in whole or in part, in each case, without the prior written consent thereto of, so long as any Senior Indebtedness remains outstanding, or any Commitments under the Senior Debt Documents are in effect, the Administrative Agent (on behalf of the Lender Parties), provided that such consent shall not be unreasonably withheld in connection with an assignment to the Holder’s spouse or children or trusts for the benefit of the Holder’s spouse, children or more remote descendants of such persons.

10.                                 Headings.  All headings in this Note are for convenience of reference only and do not affect the meaning of any provision.

11.                                 Partial Invalidity.  If any provision of this Note is at any time held to be invalid by any court of competent jurisdiction, such invalidity shall not effect the remaining provisions of this Note, which shall continue to be in full force and effect.

12.                                 Waivers.  The Maker hereby waives presentment, demand for payment, protest, notice of protest and notice of dishonor of this Note.

13.                                 Governing Law.  This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

14.                                 Amended and Restated Note; No Novation.  This Amended and Restated Promissory Note amends and restates in its entirety that certain Promissory Note dated December 17, 1997 in the principal amount of $808,600 by Maker to Edward Blank (the “Original Note”), and is not intended as a novation or other compromise of the obligations of Maker to Holder under the Original Note.

IN WITNESS WHEREOF, the undersigned Maker has executed this Note on the date first written above.

	MAKER	:

IQI, INC.

By:

The terms and conditions set forth in this Note are acknowledged, understood and accepted.

By:
Edward Blank